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                                                                    Exhibit 23.1









                          Independent Auditors' Consent


The Board of Directors
Yardville National Bancorp:


We consent to the incorporation by reference in Registration Statements (No. 33-98076, No. 333-28193 and No. 333-71741) on Form S-8 of Yardville National Bancorp of our report dated January 29, 2002, relating to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the Annual Report on Form 10-K of Yardville National Bancorp for the year ended December 31, 2001.







Short Hills, New Jersey
March 27, 2002